UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 31, 2013

ONE WORLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

File No. 0001017616

Nevada	87-0429198
(State of jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

418 Bridge Crest Boulevard, Houston TX	77082
(Address of principal executive offices)	(Zip Code)

 (866) 440-1470
(Registrants telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation.

Effective July 31, 2013, One World Holdings, Inc., a Nevada corporation (the “Company”, “us”, “we”), amended Article IV of our Articles of Incorporation to increase our authorized common stock from three hundred sixty million (360,000,000) shares to seven hundred ten million (710,000,000) shares, while retaining the current par value of our authorized shares at one mill ($0.001) per share.

The amendment to our Articles of Incorporation was unanimously adopted by written consent of our Board of Directors, and by Corinda Joanne Melton holder of 24,707,965 and voting rights as to an additional 47,614,675 shares of our common stock and by Stacey McBride-Irby voting 10,000,000 shares, Trent T. Daniel voting 10,000,000 hares, Wilma Delaney voting 6.000,000 shares and Robert Hines voting 4,000,000 shares for a total of 102,322,640 shares of our common stock or 63%.

The following constitutes the full text of the amendment to our Articles of Incorporation:

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 710,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the "Preferred Stock"), and 700,000,000 shares of common stock, par value $0.0025 per share (hereinafter "Common Stock"). The Common Stock shall be non-assessable and shall not have cumulative voting rights.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 7, 2013

ONE WORLD HOLDINGS, INC.

By: /s/ Corinda Joanne Melton
Corinda Joanne Melton
Chief Executive Officer and Director